AMENDMENT TO
MANAGEMENT AGREEMENT

JPMORGAN REALTY INCOME FUND

THIS AMENDMENT is made as of July 1, 2006, by and between J.P. Morgan Investment Management Inc. (the “Manager”) and Undiscovered Managers Funds (the “Fund”), on behalf of JPMorgan Realty Income Fund (formerly Undiscovered Managers REIT Fund) (the “Series”), to the Management Agreement, dated April 28, 2004 (the “Agreement”).

      WHEREAS, the parties hereto wish to amend the Agreement to lower the fees paid by the Fund to JPMIM under the Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the same meaning as are set forth in the Agreement.

2.	Section 6 of the Agreement is hereby deleted and replaced with the following:

As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation at the annual rate of 0.75% of the average daily net assets of the Series (or such lesser amount as the Manager may from time to time agree to receive). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund’s obligation to pay such compensation is binding only on the assets and property belonging to the Series.

3.	This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

5.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

J.P. Morgan Investment Management Inc.

By:	/s/ George C.W. Gatch

Name:	George C.W. Gatch

Title:	Director

Undiscovered Managers Funds Each on behalf of itself and the Series

By:	/s/ Robert L. Young

Name:	Robert L. Young

Title:	Senior Vice President

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